Exhibit (h)(2)(iii)

ASSIGNMENT OF

ADMINISTRATION AGREEMENT

This Assignment (“Assignment”) is made as of the 30th day of July 2007, of that certain Administration Agreement dated January 1,2004, as amended (the “Agreement”), by and among PROFUNDS, a Delaware business trust having its principal place of business at 7501 Wisconsin Avenue, Suite 1000, Bethesda, Maryland 20814, ACCESS ONE TRUST, a Delaware business trust having its principal place of business at 7501 Wisconsin Avenue, Suite 1000, Bethesda, Maryland 20814 (ProFunds and Access One Trust are collectively referred to herein as the “Trusts”), and BISYS FUND SERVICES LIMITED PARTNERSHIP (“BISYS”), an Ohio limited partnership having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219, under which BISYS performs certain management and administration services for the Trusts. All capitalized terms used but not defined herein shall have the meaning given to them in the Agreement.

WHEREAS, the Agreement provides that the rights and duties thereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party;

WHEREAS, effective August 1, 2007, BISYS shall be acquired by Foreside Distributors, LLC;

WHEREAS, all parties wish to assign the rights and duties of BISYS to BISYS FUND SERVICES OHIO, INC. (“BISYS Ohio”), an Ohio corporation having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219, effective July 30, 2007; and

WHEREAS, BISYS Ohio is willing to perform the services enumerated in the Agreement pursuant to the terms and conditions set forth in the Agreement;

NOW, THEREFORE, in consideration of the covenants herein contained, the Trusts, BISYS, and BISYS Ohio hereby agree as follows:

1. Assignment

Access One Trust and ProFunds agree and consent to the assignment of all rights and duties of BISYS under the Agreement to BISYS Ohio effective July 30, 2007, and BISYS Ohio agrees to accept all such rights and duties contained in the Agreement.

2. Representations and Warranties

Each party represents and warrants to the other that this Assignment has been duly authorized and, when executed and delivered by it, will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

3. Miscellaneous

(a) This Assignment supplements and amends the Agreement. The provisions set forth in this Assignment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Assignment.

(b) Each reference to the Agreement in the Assignment and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as separately amended by this Assignment. Except as provided in this Assignment, the provisions of the Agreement remain in full force and effect (including, without limitation, the term of the Agreement). No amendment or modification to this Assignment shall be valid unless made in writing and executed by each party hereto.

(c) Paragraph headings in this Assignment are included for convenience only and are not to be used to construe or interpret this Assignment.

(d) This Assignment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

(e) All capitalized terms not defined herein shall have meaning ascribed to such terms in the Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be effective as of the day and year first above written.

BISYS FUND SERVICES LIMITED PARTNERSHIP
By: BISYS Fund Services Inc.,
General Partner

By:
Name:	Bruce Treff
Title:	Executive Vice President

BISYS FUND SERVICES OHIO, INC.

By:
Name:	Bruce Treff
Title:	Executive Vice President

ACCEPTED AND AGREED

PROFUNDS

By:
Name:	Louis Mayberg
Title:	President

ACCESS ONE TRUST

By:
Name:	Louis Mayberg
Title:	President

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